COLUMBIA ACORN TRUST

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On April 29, 2016, a Form Type 485(b), Accession No. 0001193125-16-568009, an amendment to the registration statement of Columbia Acorn Trust, was filed with the SEC. This amendment registered the new class of shares of the Fund listed below, effective May 1, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia Acorn European Fund	Class Y